Exhibit (a)(1)(O)
ATMEL CORPORATION
November 26, 2007
ACKNOWLEDGMENT OF RECEIPT OF DECLINE OR WITHDRAWAL
Name:
Employee ID:
     We show that you have elected not to tender all of your eligible option pursuant to the Offer.
     We want to make sure that you understand that your election not to amend means:
1.	You agree that you will pay all additional federal and state tax penalties with respect to non-amended options;

2.	You decline repricing the non-tendered options; and

3.	(IF APPLICABLE) You decline to delay the exercisability of your option until a “permissible payment event.”
     If you do not intend these consequences, you should consider logging back into the Offer website to change your election before 9:00 p.m., Pacific Time, December 21, 2007. Alternatively, you may complete a paper Election/Withdrawal Form and return it to Atmel Corporation via facsimile to Carol Pleva, Manager, Stock Administration at (408) 436-4111. If we choose to extend the Offer, you must change your election before the extended expiration date of the Offer. To access the Offer website, click on the following link: https://atmel.equitybenefits.com/
     Log into the Offer website using your Employee ID and Password.